VOYAGEUR MUTUAL FUNDS III, INC.
                    SUPPLEMENT DATED AS OF SEPTEMBER 1, 1995
                        TO INVESTMENT ADVISORY AGREEMENT


         WHEREAS, Voyageur Mutual Funds III, Inc., a Minnesota corporation (the "Company"), and Voyageur Fund Managers, Inc., a Minnesota corporation ("Voyageur"), previously entered into that Investment Advisory Agreement dated November 1, 1993 (the "Advisory Agreement");

         WHEREAS, the Company is creating one new Fund (as such term is defined in the Advisory Agreement) known as Voyageur Growth and Income Fund (Series D of the Company); and

         WHEREAS, the Company and Voyageur contemplate that Voyageur will retain a sub-adviser with respect to such Fund and wish to make provision therefor and to establish the compensation payable under the Advisory Agreement by such Fund.

         NOW, THEREFORE, the Company and Voyageur agree as follows:

         1. In performing its services under the Advisory Agreement, Voyageur may, at its option and expense, with respect to Voyageur Growth and Income Fund, appoint a sub-adviser, which shall assume such responsibilities and obligations of Voyageur pursuant to the Advisory Agreement as shall be delegated to the sub-adviser; provided, however, that any discretionary investment decisions made by a sub-adviser on behalf of such Fund shall be subject to approval or ratification by Voyageur. Any appointment of a sub-adviser and assumption of responsibilities and obligations of Voyageur by such sub-adviser shall be subject to approval by the Board of Directors of the Company and, to the extent (if any) required by law, by the shareholders of Voyageur Growth and Income Fund. Any appointment of a sub-adviser for Voyageur Growth and Income Fund pursuant hereto shall in no way limit or diminish Voyageur's obligations and responsibilities under the Advisory Agreement.

         2. Exhibit A to the Advisory Agreement is hereby amended, as set forth in the attachment hereto, to reflect the compensation payable to Voyageur by Voyageur Growth and Income Fund.

         3. The Advisory Agreement, as supplemented hereby, is hereby adopted by the Company on behalf of Voyageur Growth and Income Fund and is otherwise ratified and confirmed in all respects.


         IN WITNESS WHEREOF, the Company and Voyageur have caused this Supplement to be executed by their duly authorized officers as of the day and year first above written.


VOYAGEUR FUND MANAGERS, INC.                VOYAGEUR MUTUAL FUNDS III, INC.



By /s/John G. Taft                          By /s/ John G. Taft
   ------------------------------              -------------------------------
   Its President                               Its President